Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES SECOND QUARTER 2014 RESULTS

PRODUCTION VOLUMES, ADJUSTED EBITDA, AND

ADJUSTED NET INCOME REACH RECORD HIGHS

HOUSTON — August 5, 2014 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced its financial and operating results for the three months ended June 30, 2014.  Record Adjusted EBITDA and Adjusted Net Income were driven by best-ever production volumes and lower cash operating costs.

Highlights:

•                  Achieved record Adjusted EBITDA before transaction costs of $122.1 million, up 88% from $64.9 million for the second quarter of 2013 and up 10% from the first quarter of 2014.

•                  Reported record Adjusted Net Income of $14.4 million, or $0.22 per share, compared with a loss of $4.2 million, or ($0.06) per share in the second quarter of 2013 and net income of $8.3 million, or $0.13 per share in the first quarter of 2014.

•                  Increased average production to 31,912 barrels of oil equivalent (Boe) per day for the second quarter, including production from the Mississippian Lime of 20,698 Boe per day, Anadarko Basin of 8,885 Boe per day and Gulf Coast of 2,329 Boe per day. Production reached record highs despite the sale of the Pine Prairie properties effective May 1. Total production has continued to increase, averaging 33,300 Boe per day in the month of July 2014, with 23,000 Boe per day from the Mississippian Lime, another new record.

•                  Reduced cash operating expenses before transaction costs to $13.63 per Boe, down 35% from $21.07 per Boe in the second quarter of 2013 and down 13% from $15.62 per Boe in the first quarter of 2014.

•                  Lowered lease operating and workover expenses (LOE) to $6.79 per Boe, a new record for the Company.

•                  Reaffirmed 2014 annual production guidance of 32,000 to 35,000 Boe per day and full year operating capital expenditures of $500 to $550 million and reconfirmed the intent to balance full year capital expenditures with anticipated 2014 Adjusted EBITDA of approximately $500 to $550 million.

•                  Closed the sale of the Pine Prairie portion of the Company’s Gulf Coast properties on May 1, 2014 for approximately $150 million in net proceeds.

•                  Executed an Exploration Agreement with PetroQuest Energy, Inc. (NYSE:PQ) under which PetroQuest acquired 50% of Midstates’ lease ownership rights in the Fleetwood area of Louisiana and a license to the associated 3-D seismic survey for total consideration of $24 million.

•                  Increased the future expected drilling location count in the Mississippian Lime (upper Mississippian formation only) to over 900 locations (including potential downspacing) with estimated net resource potential of approximately 225 million Boe, with about 700 additional locations in other prospective horizons on existing Company acreage in this area being further evaluated.

•                  Increased the future expected drilling location count in the Anadarko Basin to over 850 locations in four primary target horizons with estimated net resource potential of approximately 90 million Boe, with about 700 additional locations in other prospective horizons on existing Company acreage in this area being further evaluated.

•                  Reported liquidity on June 30, 2014 of $150.4 million and the Company reconfirmed its belief that it can fund its current 2014 and 2015 capital programs from internally generated sources.

Dr. Peter J. Hill, Midstates’ Interim President and Chief Executive Officer commented, “Our record second quarter results reflect the success of our initiatives to exercise rigorous capital discipline in our drilling program and to deliver improving cash flow from operations.  We focused our efforts in the Mississippian Lime, where we achieved higher production growth and improving returns.  Our cost containment efforts likewise benefited the quarter, with LOE falling to less than $7.00 per Boe, a significant milestone. Our success to date makes us confident in reconfirming our annual production and operating Capex guidance.  Given our continued lower costs and margins exceeding $40 per Boe, we expect our Adjusted EBITDA to grow at a faster pace in the second half of 2014 than our capital outlays, which will allow us to meet our goal of balancing our full year capital outlay with our expected Adjusted EBITDA of between $500 - $550MM.”

Hill continued, “Our efforts to improve our financial position and manage our liquidity have achieved tangible results.  In addition to closing our previously announced Pine Prairie sale, we announced an exploration agreement with PetroQuest on our Fleetwood acreage.  We also continue to work with our bankers on other initiatives, including joint ventures and other strategic partnerships, additional asset sales and creative ways to potentially monetize our saltwater disposal system in Oklahoma.  Delivery of these efforts would allow us to further improve our balance sheet and unlock the considerable value that sits in the asset base. Concurrent with that external effort, our ongoing detailed internal asset review has allowed us to identify significant additional upside potential in our current portfolio and thereby meaningfully increase our expected future well location counts in both the Mississippian Lime and in the Anadarko Basin.  We are also testing new drilling and completion techniques across the portfolio that we expect will reduce our drilling and completion costs, increase returns and result in significant downspacing opportunities across much of our acreage.  We look forward to sharing additional details from our asset review and these test programs at our first Analyst Day that is planned for mid-November in Houston.”

(Adjusted EBITDA, Adjusted Net Income and Cash Operating Expenses are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.)

Pine Prairie Asset Divestiture

In March, Midstates entered into an agreement to sell all of its ownership interest in developed and undeveloped acreage in the Pine Prairie field area in Louisiana to a private buyer.  On May 1, Midstates closed the transaction and received net proceeds of approximately $150 million (after customary purchase price adjustments) of which $131 million was used to reduce the outstanding balance on its revolving credit facility with the balance retained for working capital purposes and transaction expenses.

Fleetwood Area Exploration Agreement

During the second quarter, Midstates executed an Exploration Agreement with PetroQuest Energy, Inc. under which PetroQuest acquired 50% of Midstates’ lease ownership rights in the Fleetwood area of Louisiana and a license to the associated Fleetwood 3-D seismic survey for total consideration of $24 million. The consideration consists of $10 million in cash ($3 million now and $7 million in January 2015) and a credit of $14 million for Midstates’ share of future exploration activities, including drilling, completion and lease acquisition costs. PetroQuest will be the operator and current plans are to drill two exploration wells during the second half of 2014 with additional exploration drilling in 2015.  Midstates acquired the Fleetwood 3-D seismic data in 2012 and, after reprocessing the data, has identified over 12 prospects and leads to date.  Midstates estimates that the gross un-risked resource potential of the area, which includes approximately 30,000 gross acres under lease, exceeds 300 million barrels of oil equivalent.

Operational Discussion

In the second quarter of 2014, Midstates invested $140.6 million of operating capital, spud 32 wells, fracture stimulated 10 wells originally brought on line as open hole completions in prior quarters, and brought 40 new wells on line.

The breakdown in operating capital spending by area (excluding capitalized interest and G&A, asset retirement obligations, office and other expenditures) was:

	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014
	(in thousands)
Mississippian Lime	$92,987	$178,771
Anadarko Basin	45,452	91,812
Gulf Coast	2,172	5,272
Total capital expenditures incurred	$140,611	$275,855

Mississippian Lime Update

Production from the Mississippian Lime properties averaged 20,698 Boe per day for the second quarter of 2014, an increase of approximately 26% over the first quarter of 2014.  Contributing to this growth was significant new production coming online, as Midstates brought on or re-entered and fracture stimulated 35 wells in the quarter, reduced downtime and restored production that had been interrupted due to weather during the first quarter.  The program continues to deliver high rates of return and through July, the Company had 169 wells on production for more than 30 days with an average peak 30-day production rate of 565 Boe per day.  Production for the month of July 2014 in the Mississippian Lime averaged 23,000 Boe per day.

The Company had six rigs drilling in its Mississippian Lime horizontal well program in Woods and Alfalfa Counties, Oklahoma for most of the quarter.  Midstates spud a total of 23 wells, of which 10 were producing, nine were awaiting completion and four were drilling at June 30, 2014.  The Company brought 25 fracture stimulated horizontal wells on line and re-entered and fracture stimulated 10 wells that were initially produced as open hole completions.  At the end of the second quarter, Midstates shifted an additional rig from the Anadarko Basin into the Mississippian Lime.

Anadarko Basin Update

Since the close of the Anadarko Basin acquisition on May 31, 2013, 65 wells have been drilled across the Company’s four primary target formations.  Through July, the Company had 47 wells on production for more than 30 days across those four formations and achieved an average 30-day peak production rate of 362 Boe per day (excluding wells with mechanical issues).  Production for the second quarter in the area averaged 8,885 Boe per day.

The Company spud a total of nine wells during the period, of which three were producing, four were awaiting completion and two were drilling at June 30, 2014.  Midstates brought 15 horizontal wells on line during the quarter, comprised of eight Cleveland wells, two Cottage Grove wells, and five Marmaton wells.

Midstates’ focus in the Anadarko Basin is on high-grading locations and lowering costs.  The Company has achieved promising results in the Tonkawa, Cottage Grove and Marmaton formations that will shape the future program and compete with the Mississippian Lime for capital.

Financial Discussion

Adjusted EBITDA, excluding transaction costs of $2.5 million, totaled $122.1 million in the second quarter of 2014, compared with $64.9 million in the second quarter of 2013 and $111.4 million in the first quarter of 2014. Increased production volumes and lower costs were the key drivers in the improvement in financial results.

The GAAP net loss of $2.1 million (before preferred dividends) for the second quarter of 2014 compared to net income of $3.3 million for the second quarter of 2013 and a net loss of $83.6 million in the first quarter of 2014, which included an impairment to oil and gas properties of $86.5 million.  Adjusted Net Income, which excludes acquisition and transaction costs, impairment of oil and gas properties, and unrealized gains and losses on derivatives and the related tax impact, totaled $14.4 million for the second quarter of 2014, or $0.22 per share.

Production and Pricing

Production during the second quarter of 2014 totaled 31,912 Boe per day compared to 19,634 Boe per day in the second quarter of 2013 and 29,004 Boe per day during the first quarter of 2014.  Second quarter 2014 production from the Company’s Mississippian Lime properties contributed roughly 65%, or 20,698 Boe per day, and the Anadarko Basin properties contributed roughly 28%, or 8,885 Boe per day, while Gulf Coast properties contributed the balance of 2,329 Boe per day.  For the total Company, oil volumes comprised 45% of total production, NGLs 21%, and natural gas 34% during the second quarter.

In the second quarter of 2014, Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $100.95 ($89.12 with realized derivatives) while its average realized price for NGL sales, before realized derivatives, was $38.27 per barrel ($38.52 with realized derivatives).  Natural gas averaged $4.16 per thousand cubic feet, before realized derivatives ($3.84 with realized derivatives).  Detailed comparisons of commodity prices by period and region as well as an updated summary of commodity derivative contracts through August 5, 2014 are included in the tables below. Oil, NGL and natural gas sales revenues, before the impact of derivatives, increased by $76.2 million, or 74%, to $179.3 million during the second quarter of 2014, as compared to $103.1 million for the second quarter of 2013, and by $12.2 million, or 7%, compared to $167.1 million in the first quarter of 2014.  The realized loss on derivatives for the second quarter of 2014 was $17.1 million, compared to a realized loss of $1.1 million for the second quarter of 2013 and $14.8 million for the first quarter of 2014.

Costs and Expenses

Total Cash Operating Expenses decreased to $13.63 per Boe (excluding the impact of acquisition and transaction costs), compared with $21.07 per Boe in the second quarter of 2013 and $15.62 per Boe in the first quarter of 2014.  The decrease in per Boe cash costs in the second quarter of 2014 compared with the first quarter of 2014 was primarily attributable to higher production and lower overall lease operating and severance and other tax expenses.

Lease operating and workover expenses totaled $19.7 million, or $6.79 per Boe, in the second quarter of 2014, compared with $17.6 million, or $9.83 per Boe, in the second quarter of 2013 and $20.1 million, or $7.71 per Boe, in the first quarter of 2014.  Lease operating expenses in the Mississippian Lime fell to $4.51 per Boe during the second quarter of 2014 as the Company continued to benefit from past investments in electrical and saltwater disposal infrastructure.

Severance and other taxes fell to $5.6 million (3% of total revenue) from $6.6 million (6% of total revenue) in the same period in 2013 and $7.6 million (5% of total revenue) in the first quarter of 2014.  The decrease in taxes was primarily the result of the sale of the Company’s Pine Prairie properties, which were subject to higher ad valorem and severance taxes relative to the Company’s Midcontinent properties, and increased production in the Midcontinent.

General and administrative expenses totaled $13.4 million, or $4.63 per Boe, compared with $15.3 million, or $8.55 per Boe, in the second quarter of 2013, and $11.7 million, or $4.48 per Boe, in the first quarter of 2014.  Second quarter 2014, second quarter 2013 and first quarter 2014 general and administrative expenses included non-cash share-based compensation expense of $2.1 million ($0.73 per Boe), $1.8 million ($0.99 per Boe) and $1.5 million ($0.59 per Boe), respectively.

Interest expense totaled $33.8 million (after amounts capitalized) for the second quarter of 2014 as compared to $16.6 million in the second quarter of 2013 and $33.9 million in the first quarter of 2014.  The Company capitalized $3.3 million in interest to unproved properties during the second quarter of 2014 as compared to $5.8 million in the second quarter of 2013 and $4.6 million in the first quarter of 2014.

During the second quarter, the Company recorded less than $0.1 million of income tax benefit, with an effective tax rate of approximately 2%.  The Company generated a net operating loss carryforward for tax purposes that is available to offset future taxable income; however, due to the Company’s short history as a taxable entity, it was unable to record the related tax benefit in the income statement, which resulted in the low reported effective tax rate.

On June 30, 2014, Midstates’ liquidity was $150.4 million, consisting of $120.7 million of available borrowing capacity under the Company’s revolving credit facility (which consists of a current borrowing base of $475 million) and $29.7 million of cash and cash equivalents.  Midstates continues to believe it has the ability to fund its current 2014 and 2015 capital programs from internally generated sources.

Conference Call Information

The Company will host a conference call to discuss second quarter results on Wednesday, August 6 at 10:00 am Eastern time.  Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International).  The conference access code is 73504735 for all participants.  To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until August 20 and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International).  The conference call replay access code is 73504735 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, resource potential, drilling locations, prospects and plans and objectives of management. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves, resource potential and drilling locations; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; costs and difficulties related to the integration of acquired businesses and operations with Midstates’ business and operations; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com

or

Chris Delange, Investor Relations, (713) 595-9411

Chris.Delange@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,660	$33,163
Accounts receivable:
Oil and gas sales	103,481	102,483
Joint interest billing	40,721	42,631
Other	2,396	1,090
Commodity derivative contracts	—	700
Deferred income taxes	12,090	11,837
Other current assets	1,419	693
Total current assets	189,767	192,597

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting	3,190,927	3,060,661
Other property and equipment	12,691	11,113
Less accumulated depreciation, depletion, amortization and impairment	(1,201,060)	(976,880)
Net property and equipment	2,002,558	2,094,894

OTHER ASSETS:
Commodity derivative contracts	17	19
Other noncurrent assets	50,942	54,597
Total other assets	50,959	54,616

TOTAL	$2,243,284	$2,342,107

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,267	$21,493
Accrued liabilities	207,983	204,381
Commodity derivative contracts	47,152	27,880
Total current liabilities	289,402	253,754

LONG-TERM LIABILITIES:
Asset retirement obligations	20,382	26,308
Commodity derivative contracts	5,869	3,651
Long-term debt	1,654,150	1,701,150
Deferred income taxes	13,233	15,291
Other long-term liabilities	2,665	1,954
Total long-term liabilities	1,696,299	1,748,354

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 49,675,000 shares authorized; no shares issued or outstanding	—	—
Series A mandatorily convertible preferred stock, $0.01 par value, $372,892 and $358,550 liquidation value at June 30, 2014 and December 31, 2013, respectively; 8% cumulative dividends; 325,000 shares issued and outstanding	3	3
Common stock, $0.01 par value, 300,000,000 shares authorized; 70,857,076 shares issued and 70,459,020 shares outstanding at June 30, 2014 and 68,925,745 shares issued and 68,807,043 shares outstanding at December 31, 2013	708	689
Treasury stock	(2,155)	(664)
Additional paid-in-capital	875,846	871,047
Retained deficit	(616,819)	(531,076)
Total stockholders’ equity	257,583	339,999

TOTAL	$2,243,284	$2,342,107

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Oil sales	$131,273	$77,636	$247,495	$149,854
Natural gas liquid sales	23,020	10,998	48,539	20,717
Natural gas sales	24,994	14,464	50,379	23,259
Gains (losses) on commodity derivative contracts — net (1)	(31,467)	22,421	(54,140)	2,297
Other	170	489	379	903

Total revenues	147,990	126,008	292,652	197,030

EXPENSES:
Lease operating and workover	19,721	17,575	39,848	31,446
Gathering and transportation	2,940	—	5,795	—
Severance and other taxes	5,632	6,579	13,279	12,534
Asset retirement accretion	432	313	929	567
Depreciation, depletion, and amortization	71,074	52,830	137,975	94,806
Impairment in carrying value of oil and gas properties	—	—	86,471	—
General and administrative (2)	13,434	15,272	25,118	26,298
Acquisition and transaction costs	2,483	11,492	2,611	11,492
Other	609	—	939	—

Total expenses	116,325	104,061	312,965	177,143

OPERATING INCOME (LOSS)	31,665	21,947	(20,313)	19,887

OTHER INCOME (EXPENSE)
Interest income	9	5	19	10
Interest expense — net of amounts capitalized	(33,813)	(16,621)	(67,760)	(27,488)

Total other income (expense)	(33,804)	(16,616)	(67,741)	(27,478)

INCOME (LOSS) BEFORE TAXES	(2,139)	5,331	(88,054)	(7,591)

Income tax benefit (expense)	41	(1,993)	2,311	2,980

NET INCOME (LOSS)	$(2,098)	$3,338	$(85,743)	$(4,611)

Preferred stock dividend	(4,806)	(2,709)	(7,426)	(6,826)
Participating securities - Series A Preferred Stock	—	(154)	—	—
Participating securities - Non-vested Restricted Stock	—	(16)	—	—

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,904)	$459	$(93,169)	$(11,437)

Basic and diluted net loss per share attributable to common shareholders	$(0.10)	$0.01	$(1.41)	$(0.17)
Basic and diluted weighted average number of common shares outstanding	66,453	68,441	66,221	65,699

(1)         Includes $17.2 million and $1.1 million of realized losses on commodity derivatives for the three months ended June 30, 2014 and 2013, respectively. Includes $31.9 million and $6.1 million of realized losses on commodity derivatives for the six months ended June 30, 2014 and 2013, respectively.

(2)         Includes $2.1 million, or $0.73 per Boe, and $1.8 million, or $0.99 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended June 30, 2014 and 2013. Includes $3.7 million, or $0.67 per Boe, and $3.0 million, or $0.93 per Boe, of non-cash expenses related to share-based compensation, respectively, for the six months ended June 30, 2014 and 2013.

Midstates Petroleum Company, Inc.

Statement of Stockholders’ Equity

(In thousands, except share amounts)

(Unaudited)

	Series A Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in- Capital	Retained Deficit/ Accumulated Loss	Total Stockholders’ Equity
Balance as of December 31, 2013	$3	$689	$(664)	$871,047	$(531,076)	$339,999
Share-based compensation	—	19	—	4,799	—	4,818
Acquisition of treasury stock	—	—	(1,491)	—	—	(1,491)
Net loss	—	—	—	—	(85,743)	(85,743)
Balance as of June 30, 2014	$3	$708	$(2,155)	$875,846	$(616,819)	$257,583

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,098)	$3,338	$(85,743)	$(4,611)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gains (losses) on commodity derivative contracts — net	31,467	(22,420)	54,140	(2,297)
Net cash paid for commodity derivative contracts not designated as hedging instruments	(17,138)	(1,072)	(31,948)	(6,075)
Asset retirement accretion	432	313	929	567
Depreciation, depletion, and amortization	71,074	52,830	137,975	94,806
Impairment in carrying value of oil and gas properties	—	—	86,471	—
Share-based compensation, net of amounts capitalized to oil and gas properties	2,127	1,770	3,668	3,014
Deferred income taxes	(41)	1,993	(2,311)	(2,980)
Amortization of deferred financing costs	1,811	1,280	4,197	2,264
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	1,769	(17,030)	(998)	(26,032)
Accounts receivable — JIB and other	18,022	(4,943)	1,929	(7,739)
Other current and noncurrent assets	2,878	(1,611)	(1,094)	(2,147)
Accounts payable	1,943	(3,621)	4,756	(4,546)
Accrued liabilities	(32,805)	(130)	4,365	28,717
Other	174	(60)	711	(101)

Net cash provided by operating activities	$79,615	$10,637	$177,047	$72,840

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(164,230)	(127,046)	(279,033)	(259,584)
Investment in acquired property	—	(621,748)	—	(621,748)
Proceeds from the sale of oil and gas properties	147,519	—	147,519	—

Net cash used in investing activities	$(16,711)	$(748,794)	$(131,514)	$(881,332)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	84,000	759,000	84,000	861,450
Repayment of long-term borrowings	(131,000)	(34,300)	(131,000)	(34,300)
Deferred financing costs	(50)	(24,278)	(545)	(24,646)
Acquisition of treasury stock	(842)	(605)	(1,491)	(605)

Net cash provided by financing activities	$(47,892)	$699,817	$(49,036)	$801,899

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,012	(38,340)	(3,503)	(6,593)

Cash and cash equivalents, beginning of period	$14,648	$50,625	$33,163	$18,878

Cash and cash equivalents, end of period	$29,660	$12,285	$29,660	$12,285

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics and Capital Expenditure Data

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2014	2013	2014	2013	2014
PRODUCTION DATA - Mississippian:
Oil (Boe/day)	8,221	3,404	7,157	3,413	6,081
Natural gas liquids (Boe/day)	4,445	1,776	3,974	1,939	3,497
Natural gas (Mcf/day)	48,185	31,476	44,521	27,582	40,816
Oil equivalents (MBoe)	1,883	949	3,358	1,801	1,474
Average daily production (Boe/day)	20,698	10,426	18,551	9,949	16,381

PRODUCTION DATA - Anadarko:
Oil (Boe/day)	4,380	1,268	4,362	637	4,343
Natural gas liquids (Boe/day)	1,780	554	1,737	279	1,693
Natural gas (Mcf/day)	16,348	5,075	15,201	2,552	14,040
Oil equivalents (MBoe)	809	243	1,562	243	754
Average daily production (Boe/day)	8,885	2,668	8,632	1,341	8,376

PRODUCTION DATA - Gulf Coast:
Oil (Boe/day)	1,688	4,075	2,337	4,295	2,993
Natural gas liquids (Boe/day)	384	1,089	552	1,033	722
Natural gas (Mcf/day)	1,544	8,257	2,364	7,871	3,192
Oil equivalents (MBoe)	212	595	594	1,202	382
Average daily production (Boe/day)	2,329	6,540	3,283	6,640	4,247

PRODUCTION DATA - Combined:
Oil (Boe/day)	14,289	8,747	13,856	8,345	13,417
Natural gas liquids (Boe/day)	6,609	3,419	6,263	3,251	5,912
Natural gas (Mcf/day)	66,077	44,808	62,086	38,005	58,048
Oil equivalents (MBoe)	2,904	1,787	5,514	3,246	2,610
Average daily production (Boe/day)	31,912	19,634	30,466	17,930	29,004

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$100.95	$97.54	$98.69	$99.21	$96.25
Oil, with realized derivatives (per Bbl)	89.12	94.86	88.13	94.13	87.06
Natural gas liquids, without realized derivatives (per Bbl)	38.27	35.34	42.82	35.20	47.96
Natural gas liquids, with realized derivatives (per Bbl)	38.52	37.41	42.88	36.89	47.79
Natural gas, without realized derivatives (per Mcf)	4.16	3.55	4.48	3.38	4.86
Natural gas, with realized derivatives (per Mcf)	3.84	3.65	3.99	3.47	4.16

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$6.79	$9.83	$7.23	$9.69	$7.71
Gathering and transportation	1.01	—	1.05	—	1.09
Severance and other taxes	1.94	3.68	2.41	3.86	2.93
Asset retirement accretion	0.15	0.18	0.17	0.17	0.19
Depreciation, depletion, and amortization	24.47	29.56	25.02	29.21	25.63
Impairment of oil and gas properties	—	—	15.68	—	33.13
General and administrative (1)	4.63	8.55	4.56	8.10	4.48
Acquisition and transaction costs	0.86	6.43	0.47	3.54	0.05
Other	0.21	—	0.17	—	0.13

(1)         Includes $2.1 million, or $0.73 per Boe, and $1.8 million, or $0.99 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended June 30, 2014 and 2013. Includes $3.7 million, or $0.67 per Boe, and $3.0 million, or $0.93 per Boe, of non-cash expenses related to share-based compensation, respectively, for the six months ended June 30, 2014 and 2013.

	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014
	(in thousands)
Drilling and completion activities	$132,287	$264,379
Acquisition of acreage and seismic data	8,324	11,476
Operational capital expenditures incurred	$140,611	$275,855
Capitalized G&A, Office, ARO, & Other	4,533	7,377
Capitalized interest	3,344	7,962
Total capital expenditures incurred	$148,488	$291,194

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of June 30, 2014

(including any new hedges entered into through August 5, 2014)

(Unaudited)

		2014
		Q3	Q4	Total	2015
Oil
WTI Swaps	Volume (Bbls)	1,097,000	1,097,000	2,194,000	2,180,000
	Volume (Bbl/d)	11,924	11,924	11,924	5,973
	Price ($/Bbl)	$89.04	$89.04	$89.04	$88.38

WTI Collars	Volume (Bbls)	41,400	40,200	81,600
	Volume (Bbl/d)	450	437	443
	Price ($/Bbl) - Floor	$89.13	$86.49	$87.83
	Price ($/Bbl) - Ceiling	$98.00	$97.71	$97.86

WTI/LLS Basis Differential Swaps (1)	Volume (Bbls)	138,000	91,500	229,500
	Volume (Bbl/d)	1,500	995	1,247
	Price ($/Bbl)	$5.35	$5.35	$5.35

Natural Gas Liquids
Swaps	Volume (Bbls)	34,500		34,500
	Volume (Bbl/d)	375		375
	Price ($/Bbl)	$61.43		$61.43

Natural Gas
Swaps (2)	Volume (Mmbtu)	4,508,000	4,508,000	9,016,000	18,250,000
	Volume (Mmbtu/d)	49,000	49,000	49,000	50,000
	Price ($/Mmbtu)	$4.17	$4.17	$4.17	$4.13

Collars (3)	Volume (Mmbtu)	497,001	194,001	691,002
	Volume (Mmbtu/d)	5,402	2,109	3,755
	Price ($/Mmbtu) - Floor	$4.07	$3.39	$3.88
	Price ($/Mmbtu) - Ceiling	$5.16	$4.57	$4.99

(1)         The Company enters into swap arrangements intended to fix the positive differential between the Louisiana Light Sweet (“LLS”) pricing and the West Texas Intermediate (“NYMEX WTI”) pricing.

(2)         Includes 1,519,000 Mmbtus in natural gas swaps that priced during the period, but had not cash settled as of June 30, 2014.

(3)         Includes 101,000 Mmbtus in natural gas collars that priced during the period, but had not cash settled as of June 30, 2014.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2014	2013	2014	2013	2014
Adjusted EBITDA reconciliation to net loss:
Net loss	$(2,098)	$3,338	$(85,743)	$(4,611)	$(83,645)
Depreciation, depletion and amortization	71,074	52,830	137,975	94,806	66,901
Impairment of oil and gas properties	—	—	86,471	—	86,471
Losses on commodity derivative contracts — net	31,467	(22,420)	54,140	(2,297)	22,673
Net cash (paid) received for commodity derivative contracts not designated as hedging instruments	(17,138)	(1,072)	(31,948)	(6,075)	(14,810)
Income tax expense (benefit)	(41)	1,993	(2,311)	(2,980)	(2,270)
Interest income	(9)	(5)	(19)	(10)	(10)
Interest expense, net of amounts capitalized	33,813	16,621	67,760	27,488	33,947
Asset retirement obligation accretion	432	313	929	567	497
Share-based compensation, net of amounts capitalized	2,127	1,770	3,668	3,014	1,541
Adjusted EBITDA	$119,627	$53,368	$230,922	$109,902	$111,295

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	79,615	10,637	177,047	72,840	97,432
Changes in working capital	8,019	27,395	(9,669)	11,848	(17,688)
Interest income	(9)	(5)	(19)	(10)	(10)
Interest expense, net of amounts capitalized and accrued but not paid	33,813	16,621	67,760	27,488	33,947
Amortization of deferred financing costs	(1,811)	(1,280)	(4,197)	(2,264)	(2,386)
Adjusted EBITDA	$119,627	$53,368	$230,922	$109,902	$111,295

Acquisition and transaction costs	2,483	11,492	2,611	11,492	128
Adjusted EBITDA, before acquisition and transaction costs	$122,110	$64,860	$233,533	$121,394	$111,423

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported Company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2014	2013	2014	2013	2014

Net income (loss) - GAAP	$(2,098)	$3,338	$(85,743)	$(4,611)	$(83,645)
Adjustments for certain non-cash items:
Unrealized mark-to-market (gains) losses on commodity derivative contracts	14,329	(23,492)	22,192	(8,372)	7,863
Impairment on oil and gas properties	—	—	86,471	—	86,471
Acquisition and transaction costs	2,483	11,492	2,611	11,492	128

Tax impact (1)	(322)	4,486	(2,920)	(1,225)	(2,496)

Adjusted net income (loss) - non-GAAP	$14,392	$(4,176)	$22,611	$(2,716)	$8,321

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three and six months ended June 30, 2014 were approximately 1.9% and 2.6%, respectively.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2014	2013	2014	2013	2014

Operating Expenses - GAAP	$116,325	$104,061	$312,965	$177,143	$196,640
Adjustments for certain non-cash items:
Asset retirement accretion	(432)	(313)	(929)	(567)	(497)
Share-based compensation, net of amounts capitalized	(2,127)	(1,770)	(3,668)	(3,014)	(1,541)
Depreciation, depletion, and amortization	(71,074)	(52,830)	(137,975)	(94,806)	(66,901)
Impairment on oil and gas properties	—	—	(86,471)	—	(86,471)
Other	(609)	—	(939)	—	(330)

Cash Operating Expenses - Non-GAAP (1)	$42,083	$49,148	$82,983	$78,756	$40,900
Cash Operating Expenses - Non-GAAP, per Boe (1)	$14.49	$27.50	$15.05	$24.26	$15.67

(1)          Cash operating expenses include lease operating and workover, gathering and transportation, severance and other taxes, cash portion of general and administrative expenses, and acquisition and transaction costs. During the three and six months ended June 30, 2014 and 2013, cash operating expenses include acquisition and transaction costs of $2.5 million ($0.86 per Boe), $11.5 million ($6.43 per Boe), $2.6 million ($0.47 per Boe) and $11.5 million ($3.54 per Boe), respectively. During the three months ended March 31, 2014, cash operating expenses include acquisition and transaction costs of $0.1 million ($0.05 per Boe). Costs incurred during the 2014 periods relate to the Pine Prairie Disposition and during 2013 periods, to the Anadarko Basin Acquisition.